EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Annual Report (Form 10-KSB) of Britton & Koontz Capital Corporation and Subsidiary of our report dated January 22, 2001, included in the 2000 Annual Report to Shareholders of Britton & Koontz Capital Corporation and Subsidiary.


/s/ May & Company



Vicksburg, Mississippi
March 26, 2001